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                                                                    Exhibit 23.1



                         INDEPENDENT AUDITORS' CONSENT
                         -----------------------------



The Board of Directors
Mesa Air Group, Inc.:


We consent to incorporation by reference in the Registration Statements (Nos. 33-15495, 33-09395 and 33-02791) on Form S-8 of Mesa Air Group, Inc. of our report dated November 22, 1996, relating to the consolidated balance sheets of Mesa Air Group, Inc. and subsidiaries as of September 30, 1996 and 1995, and the related consolidated statements of earnings, cash flows and stockholders' equity for each of the years in the three-year period ended September 30, 1996, which report appears in the September 30, 1996 annual report on Form 10-K of Mesa Air Group, Inc.



Phoenix, Arizona
December 19, 1996